UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2021
Sprinklr, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40528	45-4771485
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29 West 35th Street 7th Floor New York, New York		10001
(Address of principal executive offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (917) 933-7800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00003 per share	CXM	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On November 3, 2021, Sprinklr, Inc. (the “Company”) announced that a partial early lock-up release will occur immediately prior to the opening of trading on November 5, 2021 with respect to its shares of Class A common stock, par value $0.00003 per share, pursuant to the terms of certain lock-up agreements entered into by the Company’s directors, executive officers, employees, former employees, and certain other stockholders with the underwriters of the Company’s initial public offering. Pursuant to the terms of the lock-up agreements, the lock-up restrictions automatically end with respect to 30% of eligible securities owned as of June 14, 2021 (the “Early Release Shares”). The lock-up restrictions will continue to apply with respect to all remaining shares subject to the lock-up agreements until after the close of trading on the second full trading day following the release of the Company’s earnings for its fiscal quarter ended October 31, 2021 (the “Final Lock-Up Release Date”).

Due to the current quarterly blackout period in effect, except as permitted by active trading plans, the Company’s directors, executive officers, employees and certain other affiliated stockholders are restricted from trading in the Company’s securities at this time. Accordingly, the Company estimates that approximately 23.3 million shares of its Class A common stock will become eligible for sale in the public market at the open of trading on November 5, 2021. The remainder of the Early Release Shares will automatically be released on the Final Lock-Up Release Date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2021	Sprinklr, Inc.

	By:	/s/ Daniel Haley
Daniel Haley
General Counsel and Corporate Secretary

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